                                                                       EXHIBIT 8


August 7, 2001

TRIOD LLC
c/o Jack A. Shaffer & Company, LLC
410 Park Avenue, Suite 430
New York, New York  10022

ANAM LLC
c/o Jack A. Shaffer & Company, LLC
410 Park Avenue, Suite 430
New York, New York  10022

Gentlemen:

General Electric Capital Corporation ("GE Capital") hereby offers to enter into a mutually binding commitment with you to provide financing, either directly or through an affiliate, to a subsidiary of NextHealth, Inc. in connection with TRIOD, LLC's ("TRIOD") acquisition of all of the assets of Sierra Tucson LLC ("Sierra Tucson") upon the acquisition of NextHealth, Inc. (the "Commitment").

This offer is subject to the terms of this letter (the "Commitment Letter") and the attached Summary of Key Terms & Conditions. The Commitment Letter and attached Summary of Key Terms & Conditions do not set forth all of the terms and conditions of the proposed transaction; rather, they are only an outline of the major points of understanding which will be the basis of the final transaction documentation, including loan facility documentation and other related documentation (which are collectively referred to herein as the "Transaction Documents") which will be in form and substance reasonably satisfactory to Borrower, GE Capital and its counsel. All terms used in this Commitment Letter and not otherwise defined herein shall have the meanings ascribed to them in the attached Summary of Key Terms & Conditions.

TRIOD and ANAM LLC ("ANAM") hereby agree to: i) indemnify and hold harmless GE Capital and its affiliates, officers, employees, agents, attorneys, and directors (collectively, the "Indemnified Persons") against any and all losses, claims, damages, or liabilities of every kind whatsoever to which the Indemnified Persons may become subject in connection in any way with this Commitment, including without limitation expenses incurred in connection with investigating or defending against any liability or action whether or not a party thereto, except to the extent any of the foregoing is found in a final judgment by a court of competent jurisdiction to have arisen solely from

TRIOD LLC
August 3, 2001
Page 2 of 17

such Indemnified Person's gross negligence or willful misconduct (such determination would not impair a right of recovery by other Indemnified Persons); and ii) assert no claim against any Indemnified Persons seeking consequential damages on any theory of liability in connection in any way with this Commitment. The obligations described in this paragraph are independent of all other obligations of ANAM and TRIOD hereunder and of TRIOD and/or Sierra Tucson under the Transaction Documents, and shall survive the expiration, revocation or termination of the Commitment. GE Capital's obligations under the Commitment are enforceable solely by TRIOD, ANAM and Sierra Tucson and may not be assigned by any of them to, or relied upon by, any other person.

Except as necessary to consummate the transaction contemplated in this Commitment Letter (including discussions with potential equity investors, potential subordinated lenders or potential lenders to Sierra Health Styles, as long as such potential lenders are not proposing to provide senior debt financing to Sierra Tucson) or as required by law, i) neither this letter nor its contents will be disclosed publicly or privately except to those individuals who are your, NextHealth Inc.'s, or Sierra Tucson's officers, employees or advisors who have a need to know as a result of being specifically involved in this transaction and then only on the condition that such matters may not be further disclosed and ii) no one shall use the name of, or refer to, GE Capital, or any of its affiliates in any correspondence, discussions, advertisement or disclosure made in connection with the transaction without the prior written consent of GE Capital, which consent may not be unreasonably withheld. GE Capital understands that in connection with certain filings with the Securities and Exchange Commission attendant to the acquisition of NextHealth Inc., contents of this Commitment may have to be disclosed.

In order for GE Capital to proceed with business and legal due diligence and to prepare loan facility documents, please provide a check for $50,000 which, along with the deposit previously made, will be applied towards third party legal expenses and other Transaction Expenses. GE Capital may require further deposits for Transaction Expenses as the financing progresses. Any of the funds provided to GE Capital for Transaction Expenses that are not fully utilized will be applied to amounts payable by Borrower at closing or will be refunded to TRIOD if the transaction does not close. In any case, TRIOD hereby agrees to pay all Transaction Expenses related to this financing if the Loan Facility documents are not executed, unless the Lender breaches the Commitment to provide financing.

TRIOD LLC
August 3, 2001
Page 3 of 17

Please sign and return a copy of this offer along with the $50,000 deposit to:
i) accept this offer and create a mutually binding commitment under the terms and conditions contained herein and in the attached Summary of Key Terms and Conditions; and ii) confirm your desire that GE Capital engage outside counsel to perform legal due diligence and prepare the loan facility documents. Unless signed and returned by you to us on or before August 7, 2001, this Commitment will expire at the close of business on that date.


Very truly yours,

GENERAL ELECTRIC CAPITAL CORPORATION



By:           /s/ John J. Ryan
      --------------------------------
Its:           Vice President

AGREED TO, AND ACCEPTED FOR, TRIOD LLC


By:     /s/ George L. Ruff
      -------------------------------
             (signature)

Name: George L. Ruff
      -------------------------------
Title:  Vice President
      -------------------------------

Date: August 7, 2001
      -------------------------------


AGREED TO, AND ACCEPTED FOR, ANAM LLC


By:   /s/ George L. Ruff
      -------------------------------
           (signature)

Name: George L. Ruff
      -------------------------------

Title:  Vice President
      -------------------------------

Date: August 7, 2001
      -------------------------------

                      SUMMARY OF KEY TERMS AND CONDITIONS

I.                           Transaction Overview
                             --------------------

Use of Proceeds:             To consummate the acquisition by TRIOD LLC ("TRIOD") of the
                             Sierra Tucson facility (the "Facility"), through a series of steps, by acquiring all the assets of its present parent,
                             NextHealth, Inc.  Following the acquisition, TRIOD, will
                             have two major operating subsidiaries, Sierra Tucson LLC
                             (owner of the Facility) and Sierra Health-Styles LLC ("SHS")
                             (owner of the Miraval operations).

Sources and Uses
of Funds (in thousands):

                             Sources of Funds:
                             GE Capital Senior Secured Term Loan                     $30,000
                             Other Debt (Health-Styles LLC,
                                  non-recourse to Sierra Tucson)             15,000 - 20,000
                             Investor Equity and Subordinated
                                  Debt Contributions (TRIOD)                 16,000 - 21,000
                             Management's Capital Contribution (TRIOD)                24,000
                                                                                     -------
                                                                                     $90,000
                                                                                     =======
                             Uses of Funds:
                             Assumed Purchase Price @ $5.65 per Share                $82,779
                             Acquisition of STAC Building                              5,000
                             Financing and Transaction Costs                           2,721
                             Working Capital                                           2,100
                                                                                     -------
                             Less:  Projected Cash and Cash Equivalents               (2,600)
                                                                                     -------
                             Total Uses of Cash                                      $90,000
                                                                                     =======

II.  Senior Secured Term Loan
     ------------------------

Borrower:                    Sierra Tucson LLC

Guarantor                    A wholly owned subsidiary of TRIOD, which owns 100% of the
                             Equity of Borrower.

Lender:                      GE Capital and/or its assignees or designees

Maximum Amount:              $30 Million

Term:                        Seven years from the Closing Date (as defined below)

Prepayment:                  The Senior Secured Term Loan will not be subject to
                             prepayment prior to the third anniversary of the Closing
                             Date (as defined below).

TRIOD LLC
July 17, 2001
Page 5 of 17

                    Thereafter, the Borrower may, at its sole option, at any time prepay the Senior Secured Term Loan by:

                    a. Prepaying the outstanding principal balance under the Senior Secured Term Loan;

                    b. Paying the accrued interest under the Senior Secured Term Loan;

                    c. Paying any break funding costs associated with such prepayment; and

                    d. Paying the "Prepayment Penalty" equal to a percentage of the outstanding principal balance as follows:

                        During year 4: 2.0% of the outstanding principal balance;

                        During year 5: 1.0% of the outstanding principal balance;

                        During year 6: 0.0% of the outstanding principal balance;

                        During year 7: 0.0% of the outstanding principal balance.

                        Amounts prepaid may not be reborrowed.

Closing Date:       Presently assumed to be October 1, 2001, but in no case
                    sooner than the achievement of all conditions precedent noted in Section III, and no later than October 30, 2001, unless extended for up to thirty days by mutual consent.

Interest Rate:      Floating at 30 day Libor plus 450 b.p.

Amortization:       Amortization according to the schedule below to be paid
                    quarterly (in equal installments) in arrears:

                        Years 1 and 2 of Senior Secured Term Loan:        $3 million
                        Year 3 of Senior Secured Term Loan:               $4 million per year
                        Years 4 through 7 of Senior Secured Term Loan:    $5 million
                                                                          per year

Closing Fee:        One and a half percent (1.5%) of the Maximum Amount.

Security:           A fully perfected first priority lien on all assets of
                    Sierra Tucson, including but not limited to accounts receivable, inventory, supplies, equipment, furniture, fixtures and intangibles. After the Closing Date, no assets will be removed from Sierra Tucson in connection with the acquisition by TRIOD. In addition, GE Capital will require an assignment of all material contracts, licenses, permits, authorizations,

TRIOD LLC
July 17, 2001
Page 6 of 17

                    certifications and lease agreements necessary to maintain the Facility (to the extent permitted by law). Furthermore, Guarantor will provide a perfected first priority pledge to GE Capital of its ownership interests in Sierra Tucson. The Operating Agreement of Sierra Tucson will be amended to make it a bankruptcy remote entity. GE Capital will only exercise its rights under the pledge agreement in the instance of an Event of Default under the financing agreements or as required to implement/protect the bankruptcy remote provisions noted above.

Excess Cash
Flow Sweep:         During the term of the Senior Secured Term Loan financing, a cash flow sweep of fifty percent (50%) of excess cash flow
                    ("Excess Cash Flow") will be applied if the facility falls below a Fixed Charge Coverage Ratio of 1.5X for one fiscal quarter or 1.5X for the average of two, three or four fiscal quarters. The Excess Cash Flow Sweep will continue until the Fixed Charge Coverage Ratio equals or exceeds 1.5X for the aggregate of the four immediately preceding quarters. For purposes of this financing, Excess Cash Flow is defined as Net Cash Flow from Operations (defined as gross income less all fixed and variable operating costs) adjusted for: (i) all taxes of TRIOD's equity holders relating to TRIOD (based on a formulation to be determined prior to closing); (ii) changes in Sierra Tucson's working capital; (iii) actual permitted capital expenditures by Sierra Tucson; (iv) permitted allocated overhead costs for Sierra Tucson; and
                    (v) scheduled debt service under the Senior Secured Term
                    Loan. For purposes of this financing, Fixed Charge Coverage
                    Ratio is defined as Net Cash Flow from Operations adjusted for: (i) permitted allocated overhead cost for Sierra
                    Tucson; (ii) changes in Sierra Tucson's working capital; and
                    (iii) actual permitted capital expenditures by Sierra Tucson divided by Debt Service (as defined under Events of Default). All Excess Cash Flow swept will be applied to the Senior Secured Term Loan in inverse order of maturity.

III. Conditions Precedent
     --------------------

Conditions Precedent
to Closing:         Lender's obligation to close and fund will be subject to
                    satisfaction of certain conditions customary for a financing of this nature, including, without limitation, the following
                    (each to be reasonably satisfactory in form and substance to Lender and its legal counsel):

                    (a) Completion of all business, legal, tax and environmental due diligence (including without limitation an independent environmental, health and safety ("EH&S") due diligence review).

TRIOD LLC
July 17, 2001
Page 7 of 17

                    (b) Negotiation and execution of definitive financing agreements.

                    (c) Receipt of opinions as to legal, solvency, tax, environmental, licensing/permitting and any other matters reasonably determined by the Lender.

                    (d) The infusion of at least $60 million of equity, subordinated debt or other debt (each non-recourse to Borrower) into TRIOD or its affiliates as of the Closing Date, provided that approximately $24MM is in the form of equity ($19MM equity and $5MM donated property) and $12MM is in the form of equity or subordinated debt.

                    (e) Acquisition of the assets of Sierra Tucson and SHS, free of all liens and encumbrances (except permitted liens to be negotiated prior to closing), by TRIOD, for a price of no more than $90 million (including the assumption of any debt). TRIOD shall deposit all assets of Sierra Tucson back into Sierra Tucson. Further, Sierra Tucson will not assume any long-term liabilities as part of the purchase, including but not limited to debt, lease obligations (except for the existing lease of the Facility's underlying land and other leases currently in place), installment contracts or other long term financings, as well as any long-term contingencies.

                    (f) Receipt of a first priority mortgage and security interest in all assets of Sierra Tucson and an assignment of all material agreements, leases, licenses and permits (to the extent permitted by law).

                    (g) Audited financial statements of NextHealth for fiscal years ending 12/31/98, 12/31/99 and 12/31/00. In addition, GE Capital shall have reviewed the workpapers and supporting documentation of such audits in order to verify, to its satisfaction, that the unaudited financial statements of Sierra Tucson for the years ended 12/31/98, 12/31/99, and 12/31/00 properly reflect allocation of revenues and expenses to Sierra Tucson . Audited financial statements for Sierra Tucson, prepared by an independent auditor selected by TRIOD and approved by GE Capital, for the period commencing 1/1/01 and ending 06/30/01. In addition, the independent auditor will prepare a roll-forward review of Sierra Tucson's financial statements for the period commencing 7/1/01 and ending no later than 21 calendar days before the Closing Date. The financial statements of Sierra Tucson as of the Closing Date shall not be materially different from those compiled by the auditors (as described in the prior sentence). The financial statements will consist of a balance sheet, income statement and cash flow statement.

TRIOD LLC
July 17, 2001
Page 8 of 17

                    (h) Borrower will provide GE Capital with a detailed budget for Sierra Tucson, prepared on a quarterly basis for the first year after the Closing Date and on an annual basis for the second and third years after the Closing Date. This budget will include a balance sheet, income statement, and cash flow statement as well as assumptions for the primary revenue drivers and an expected capital expenditures plan.

                    (i) A pro forma balance sheet of Sierra Tucson (based on the financial statements referred to in Section III(g) above) which shows positive equity for the equity holders of Sierra Tucson after the completion of the acquisition of the assets of Sierra Tucson and the placement of the Senior Secured Term Loan.

                    (j) Transfer to Sierra Tucson of all permits, licenses, approvals and other governmental certifications required to own and operate the facility (or issuance of appropriate new replacements thereof). All periods of challenge (either public or governmental) or probation shall have expired as of the Closing Date.

                    (k) Joseph DeNucci ("DeNucci") shall have executed a three-year employment agreement (the "DeNucci Employment Agreement"), agreed to a six month non-compete provision, and agreed to be on-site conducting day to day management of TRIOD as of the Closing Date.

                    (l) James Griffis' ("Griffis") existing two-year employment agreement, executed December 4, 2000, including a six month non-compete provision (the "Griffis Employment Agreement") shall be in full force and effect as of the Closing Date, and Griffis shall have agreed to be on-site conducting day to day management of Sierra Tucson as of the Closing Date.

                    (m) Review of all material agreements of Sierra Tucson, including without limitation all leases.

                    (n) Direct agreement with lessor of the land under the Facility including step-in and cure rights.

                    (o) No material litigation pertaining to Sierra Tucson, Sierra Tucson's equity owners or otherwise relating to the proposed Transaction shall be pending or threatened.

                    (p) Existence of a minimum $1MM of working capital in Sierra Tucson as of the Closing Date. In addition, TRIOD will provide a $3MM Working Capital Facility to Sierra Tucson for the Term of the Senior Secured Term Loan. This Working Capital Facility will be fully subordinated to the Senior Secured Term Loan in all material respects.

                    (q)  Review of all insurance coverages.

TRIOD LLC
July 17, 2001
Page 9 of 17

                    (r) ANAM's acquisition of Sierra Tucson and SHS shall have been approved by NextHealth's Board of Directors and stockholders and any other private or governmental entities whose consent may be necessary.

                    (s) No material adverse change in the actual or projected business or financial condition of Sierra Tucson.

IV.  Representations and Warranties
     ------------------------------

Representations and
Warranties:         The financing agreements will contain such representations and warranties from TRIOD and Sierra Tucson as are customary for a financing of this type and that GE Capital and its counsel shall deem appropriate.

V.   Affirmative and Negative Covenants
     ----------------------------------

A.   Affirmative
     Covenants:     The financing agreements will contain such Affirmative
                    Covenants as are customary for a financing of this type and that GE Capital and its counsel shall deem appropriate, including but not limited to the following:

                (i) Borrower will provide to GE Capital a quarterly financial report detailing Sierra Tucson's operations, by the fifteenth business day of the month immediately following the end of the quarter for which the report is to be prepared. The report will contain a balance sheet, income statement and cash flow statement all in form and substance reasonably satisfactory to GE Capital. The report will include a variance analysis against the prior quarter, the budget for that quarter, and the same quarter one year previous to the current year. The report will also detail year to date financial performance and variance analysis against the prior year and the budget. The report will include, but not be limited to, the number of patients admitted, average daily census, average length of stay, average per diem paid by that months' patients, a breakdown of revenues by program type and a detailed accounts receivable aging. In addition, the Chief Financial Officer of Borrower shall certify that no default or event of default is in existence at Sierra Tucson under the financing agreements.

               (ii) Borrower will, at the end of each fiscal year, but in no event later than 90 days after the end of any such year, provide GE Capital with audited financial statements of Sierra Tucson (balance sheet, income statement and cash flow statement) and

TRIOD LLC
July 17, 2001
Page 10 of 17

                    a report of a nationally recognized auditing firm on those statements. In addition, the auditors will prepare a letter indicating whether there are any instances of default under the financing agreements.

              (iii) Borrower will provide to GE Capital, within ten business days of the end of each fiscal year, a budget for Sierra Tucson (prepared on a monthly basis) substantially in the form of the quarterly financial report noted in (i) above.

               (iv) Sierra Tucson will maintain minimum EBITDA / Senior Interest
                    Coverage Ratios as measured on the last day of any calendar quarter ended after the Closing Date as follows. For the calendar year ending:

                                           Minimum EBITDA /
                            Year           Senior Interest Coverage
                            ----           ------------------------
                            2002                   2.50x
                            2003                   3.00x
                            2004                   3.00x
                            2005                   3.50x
                            2006                   4.00x
                            2007                   4.00x
                            2008                   4.00x

                (v) Sierra Tucson will maintain minimum EBITDA / Senior Debt
                    Service Coverage Ratios as measured on the last day of any calendar quarter ended after the Closing Date as follows. For the calendar year ending:

                                            Minimum EBITDA /
                            Year            Senior Debt Service Coverage
                            ----            ----------------------------
                            2002                    1.50x
                            2003                    1.50x
                            2004                    1.65x
                            2005                    1.75x
                            2006                    1.75x
                            2007                    1.75x
                            2008                    1.75x

TRIOD LLC
July 17, 2001
Page 11 of 17

               (vi) Sierra Tucson will have minimum EBITDA of $9MM for the 12 month period immediately preceding the Closing Date and annually thereafter as follows. For the calendar year ending:

                             Year                Minimum EBITDA
                             ----                --------------
                             2002                    $ 9.0MM
                             2003                    $10.0MM
                             2004                    $10.0MM
                             2005                    $10.0MM
                             2006                    $10.0MM
                             2007                    $10.0MM
                             2008                    $10.0MM

              (vii) Sierra Tucson will maintain a positive working capital
                    (acceptable definition of eligible working capital components to be defined prior to closing) as of:

                            Quarter          Minimum Working Capital
                            -------          -----------------------
                           3/31/02                  $1.2MM
                           6/30/02                  $1.4MM
                           9/30/02                  $1.6MM
                           12/3102                  $1.8MM
                           3/31/03 and quarterly
                           thereafter until
                           Senior Secured Term
                           Loan Paid in Full        $2.0MM

                    In addition, TRIOD will maintain in place the $3MM Working Capital Facility described in Conditions Precedent (item p) for the Term of the Senior Secured Term Loan.

             (viii) Sierra Tucson will maintain insurance coverages for those risks, in those amounts and with deductibles reasonably specified by GE Capital in the financing agreements (including but not limited to property, general liability, medical malpractice, auto liability, and workers compensation). The insurance coverages will be maintained with entities with at least an A.M. Best rating of A:X. GE Capital will be named an additional named insured and loss payee on all property policies and an additional insured on all liability policies. GE Capital will be provided with thirty days prior written notice of any amendments, modifications, failure to pay premiums or cancellations of any policy. In addition, Sierra Tucson will provide GE Capital with Certificates of Insurance and a Broker Letter.

TRIOD LLC
July 17, 2001
Page 12 of 17

               (ix) Sierra Tucson will comply with all laws in all material respects and will maintain in full force and effect all material permits, licenses, approvals and governmental (federal, state and local) certifications required to operate and maintain the Facility. This shall include all environmental, health and safety matters as well as all regulatory matters pertaining to the dispensing of controlled substances and the handling of blood and other medical waste, and all industry standards with respect to acceptable levels of care for medical treatment and patient care.

                (x) If TRIOD relieves DeNucci of his duties or DeNucci leaves
                    TRIOD prior to the end of the DeNucci Employment Agreement and a replacement for DeNucci reasonably acceptable to GE Capital has not agreed within 120 days after the relief of DeNucci to replace him or has not actually done so within 150 days after the relief of DeNucci, GE Capital shall have an acceleration right for the full outstanding balance of the Senior Secured Term Loan (including all accrued and unpaid interest), unless William T. O'Donnell Jr. takes over day-to-day on-site management of TRIOD and remains in that capacity until such time as a replacement reasonably acceptable to GE Capital is found.

               (xi) If Sierra Tucson relieves Griffis of his duties or Griffis leaves Sierra Tucson prior to the expiration of the Griffis Employment Agreement and a replacement for Griffis reasonably acceptable to GE Capital has not agreed within 120 days after the relief of Griffis to replace him or has not actually done so within 150 days after the relief of Griffis, GE Capital shall have an acceleration right for the full outstanding balance of the Senior Secured Term Loan (including all accrued and unpaid interest), unless DeNucci takes over day-to-day on-site management of Sierra Tucson and remains in that capacity until such time as a replacement reasonably acceptable to GE Capital is found.

              (xii) If, within any 90 day time period, TRIOD relieves DeNucci and Sierra Tucson relieves Griffis of their duties, or DeNucci and Griffis both leave TRIOD and Sierra Tucson, respectively prior to the expiration of the DeNucci Employment Agreement and Griffis Employment Agreement, respectively, GE Capital shall have an acceleration right for the full outstanding balance of the Senior Secured Term Loan (including all accrued and unpaid interest) if replacements reasonably acceptable to GE Capital have not agreed to replace DeNucci and Griffis within 120 days after the relief of DeNucci and Griffis nor actually replaced them within 150 days after their departure, unless William T. O'Donnell, Jr. has taken over the day-to-day on-site

TRIOD LLC
July 17, 2001
Page 13 of 17

                    management of Sierra Tucson and remains in that capacity until such time as replacements reasonably acceptable to GE Capital are found.

             (xiii) Any payments to the owners of Sierra Tucson, TRIOD or ANAM for the reimbursement of any taxes related to their ownership interests shall be fully subordinated in all respects to the Debt Service obligations due to the Lender.

B.   Negative
     Covenants:     The financing agreements will contain such negative
                    covenants as are usual for transactions of this nature and that GE Capital and its counsel shall deem appropriate for financings of this type including, but not limited to, the following:

                (i) Sierra Tucson shall not spend more than the following
                    amounts for capital expenditures for the calendar years noted below without the prior written approval of GE
                    Capital:

                              Year          Capital Expenditures
                              ----          --------------------
                              2002                 $ 1.8MM
                              2003                 $ 1.2MM
                              2004                 $ 1.3MM
                              2005                 $ 1.4MM
                              2006                 $ 1.4MM
                              2007                 $ 1.4MM
                              2008                 $ 1.4MM

               (ii) Sierra Tucson shall not pay to its manager more than the following amounts for corporate overhead for Sierra Tucson without the prior written approval of GE Capital:

                              Year       Allocated Corporate Overhead
                              ----       ----------------------------
                              2002                 $425M
                              2003                 $430M
                              2004                 $445M
                              2005                 $460M
                              2006                 $475M
                              2007                 $475M
                              2008                 $475M

                    and such allocated amounts shall not be greater than 50% of TRIOD's total corporate overhead.

TRIOD LLC
July 17, 2001
Page 14 of 17
              (iii) Neither Sierra Tucson nor TRIOD shall merge, acquire or sell any portion of the Facility or Sierra Tucson, the business of the Facility or Sierra Tucson or any material assets of the Facility or Sierra Tucson. The proceeds of any permitted asset sale shall be used in full to prepay the Senior Secured Term Loan in inverse order of maturity. However, subject to Lender's written approval, proceeds of an asset sale may be used to fund replacement asset acquisitions.

               (iv) Sierra Tucson shall not change its line of business outside its current scope or engage in any line of business not in its current scope or naturally evolving from and consistent with its current activities.

                (v) Sierra Tucson shall not, after the Closing Date, incur any incremental debt (senior or subordinated), lease financing (except for leases in the ordinary course of business which result in, in the aggregate, no more than $100,000 of incremental lease rentals per annum), purchase money financing nor guarantee the debt of any third party.

               (vi) TRIOD and Sierra Tucson shall not permit any lien to exist nor incur any lien against any of the assets securing the Senior Secured Term Loan other than permitted liens.

              (vii) Sierra Tucson shall not guarantee any obligations of TRIOD or its affiliates.

             (viii) Sierra Tucson shall not enter into any transactions with
                    TRIOD or its affiliates, except for those which are at arms length and which have been approved in writing by GE Capital (which shall include leases for the Facility and management arrangements).

               (ix) Sierra Tucson shall not invest in TRIOD or any of its affiliates.

                (x) Sierra Tucson has no subsidiaries at closing and shall not create any subsidiaries during the term of the Senior Secured Term Loan.

               (xi) Sierra Tucson shall always operate as a separate business entity from TRIOD and its affiliates.

              (xii) Sierra Tucson shall not lend money to any other person or entity except for non-material amounts in the ordinary course consistent with past business practices.

             (xiii) William T. O'Donnell, Jr. shall be precluded from selling more than one-half of his $21MM equity interest in TRIOD during the term of the financing. Sale must be to a TRIOD member or their affiliates. Notwithstanding, all equity interest in TRIOD may only be pledged to Subordinated Lenders of TRIOD and the realization of the pledge by the subordinated lenders will not cause a default under the Transaction Documents.

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TRIOD LLC
July 17, 2001
Page 15 of 17

VI.  Events of Default
     -----------------

Events of
Default: Events of Default under the financing agreements will include, but not be limited to, the following:

                (i) Failure by the Borrower to make payments of interest and/or principal (together, "Debt Service") immediately when due.

               (ii) Bankruptcy, insolvency, reorganization, arrangements with creditors or any similar proceedings by, for or against the Borrower or Guarantor, be they of a voluntary or involuntary nature.

              (iii) Any representation or warranty made by the Borrower shall have been incorrect or misleading in any material respect when made.

               (iv) Failure to meet or comply with any Affirmative or Negative
                    Covenant contained in the financing agreements.

                (v) Loss of, suspension for more than ten business days that materially impacts operations, or failure to renew any license, approval or permit material to the operation of the Facility or Sierra Tucson.

               (vi) Other Events of Default considered customary for
                    transactions of this type and customary for GE Capital transactions of a similar nature.

               Grace and/or cure periods, to the extent applicable, will be agreed upon in connection with the negotiation of definitive financing agreements.

VII. Other Terms and Conditions
     --------------------------

Transaction
Expenses:      The Borrower will be responsible for all reasonable and
               documented costs paid to third parties by GE Capital, including the cost of legal counsel and environmental consultants as well as title insurance, subject to the provisions below. These amounts can be financed at the Closing Date out of the proceeds of the Senior Secured Term Loan. Should the Transaction fail to close, the owners of TRIOD will reimburse GE Capital for all reasonable and documented third-party costs. The maximum reimbursement for environmental consultants shall be $15,000.00.
               If legal fees are likely to exceed $100,000, GE Capital will so inform the Borrower and will request approval for additional expenses if necessary, such approval not to be unreasonably withheld.

Documentation: Transaction documentation will be prepared by Lender's legal counsel.

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TRIOD LLC
July 17, 2001
Page 16 of 17

Governing Law:      State of New York.

Syndication:        Lender, at no cost to Borrower, will be permitted to assign, and to sell participations in, its rights and obligations under the financing Agreements. Any assignments will be acknowledged by the Borrower. Participations/Assignments will be without restrictions. Participants will have the same benefits as the Lender with regard to increased costs, capital adequacy, etc., and provision of information on the Borrower; provided, that the right of participants to vote on amendments, waivers, etc. will be limited to certain customary issues such as, without limitation, extension of the final scheduled maturity date of the financing. Borrower will agree to have a "clear market" in the event Lender elects to assign and/or sell participations for up to one
                    (1) year.

Other Financing:    GE Capital will have a right of first offer, during the term of the Senior Secured Term Loan, for any additional permitted third party financing that TRIOD considers with respect to Sierra Tucson.

VIII.  Warrants
       --------

Warrants:           GE Capital will be granted warrants that will reflect 3.0%
                    of the outstanding equity of Sierra Tucson (at a nominal price to be agreed upon). These warrants will provide GE
                    Capital with management visitation rights but no voting rights. This warrant position will be exercisable in part or in full by GE Capital at any time after the fifth anniversary of the Closing Date of the loan, and will not be subject to any dilution prior to the exercise of the warrants. For this purpose, the sale or transfer of equity
                    (to third parties) in Sierra Tucson, at a price at or above fair market value at the time of such sale, shall not be deemed dilutive. (Any sale of incremental equity in Sierra
                    Tucson would dilute all existing owners on a pro-rata basis in accordance with their respective ownership interests).
                    Sierra Tucson will have a call right ("Call") at a preagreed pricing formula (based upon to be determined EBITDA multiples but not to exceed a value of 3.0% of the equity of Sierra Tucson) exercisable on the first to occur of the following: (i) completion by the company of an underwritten public offering; (ii) the repayment in full (but not the prepayment) of the Senior Secured Term Loan; or (iii) upon the sale of all of the equity of Sierra Tucson, provided however, that upon Sierra Tucson's exercise of its call right under (i) above, GE Capital will have the option to be paid in common stock or cash. Further, GE Capital will have a put right ("Put"), exercisable upon full prepayment of the Senior Secured

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TRIOD LLC
July 17, 2001
Page 17 of 17

                    Term Loan or at any time after the end of the fifth anniversary of the Closing Date until payment in full of the Senior Secured Term Loan. This Put shall enable GE Capital to put any or all of its warrant position back to the owners of Sierra Tucson at a preagreed pricing formula (based upon to be determined EBITDA multiples but not to exceed a value of 3.0% of the equity of Sierra Tucson). The warrant agreements will contain typical terms and conditions and events of default as is customary for transactions of this type and customary for GE Capital transaction of a similar nature.